Exhibit 99.1

UTStarcom Receives Nasdaq Delisting Notification

ALAMEDA, Calif., November 16, 2006 - UTStarcom, Inc. (Nasdaq: UTSI), announced today that it received a notice from the staff of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with Marketplace Rule 4310(c)(14) because it has not timely filed with the Securities and Exchange Commission (the “SEC”) its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “Form 10-Q”). The notice indicated that due to such noncompliance, the Company’s common stock will be delisted at the opening of business on November 27, 2006 unless the Company requests a hearing in accordance with the Nasdaq Marketplace Rules.

The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the Nasdaq staff’s determination. The hearing request will stay the delisting of the Company’s common stock pending the Panel’s decision. There can be no assurance that the Panel will grant the Company’s request for continued listing.

As previously announced, the Company has delayed the filing of the Form 10-Q in order to (i) complete its voluntary review of its historical equity award grant practices under the direction of the Nominating and Corporate Governance Committee of the Company’s Board of Directors and (ii) assess any impact of the review on the Company’s financial statements related to prior equity grants and the Company’s internal control over financial reporting.

Pursuant to the Indenture (the “Indenture”) with respect to the Company’s 7/8% Convertible Subordinated Notes due 2008 (the “Notes”), the Company is required to file all reports and other information and documents which it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act of 1934, as amended, and provide a copy of such filings to the trustee for the holders of the Notes (the “Trustee”).  Pursuant to the Indenture, a default by the Company on this requirement becomes an “event of default” (as described in the Indenture) (i) if the Trustee notifies the Company of the default or (ii) the holders of at least 25% in aggregate principal amount of the Notes outstanding

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

(the “25% Holders”) notify the Company and the Trustee of the default, and (iii) the Company does not cure the default within 60 days after receipt of such notice.

On November 10, 2006, the Company received notice from the Trustee asserting that if the Company fails to file the Form 10-Q on or before January 9, 2007, such failure will constitute an event of default pursuant to the Indenture. If such an event of default were to occur, the Trustee or the 25% Holders would have the right to declare all unpaid principal and accrued interest on the Notes then outstanding to be immediately due and payable.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

The foregoing statements regarding, without limitation, the status of the listing of the Company’s securities on Nasdaq and anticipated preconditions for the filing with the Securities and Exchange Commission of the Form 10-Q, are forward-looking in nature, Those statements are subject to risks and uncertainties that may cause actual results to differ materially. The Company refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the SEC.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

510-749-1560

ckamieniecki@utstar.com